As filed with the Securities and Exchange Commission on May 18, 2026

Registration No. 333-272903

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DIGIMARC PARENT, INC.

(Exact name of registrant as specified in its charter)

Oregon	41-4528284
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

8500 SW Creekside Place

Beaverton, Oregon 97008

(503) 469-4800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles Beck

Chief Financial Officer, Treasurer and Secretary

8500 SW Creekside Place

Beaverton, Oregon 97008

(503) 469-4800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John R. Thomas
Perkins Coie LLP
1120 NW Couch Street, Tenth Floor
Portland, Oregon 97209-4128
(503) 727-2000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-3 (File No. 333-272903) (the “Registration Statement”) is being filed pursuant to Rule 414 (“Rule 414”) under the Securities Act of 1933, as amended (the “Securities Act”), by Digimarc Parent, Inc. (formerly “Deschutes Parent, Inc.”), an Oregon corporation (the “Successor Registrant”), as the successor registrant to Digimarc LLC (formerly “Digimarc Corporation”), an Oregon limited liability company (the “Predecessor Registrant”), solely to reflect a holding company reorganization (the “Reorganization”). No additional securities are being registered pursuant to this Amendment.

The Reorganization was completed on May 15, 2026 pursuant to the Agreement and Plan of Reorganization, dated as of March 12, 2026, including the Agreement and Plan of Merger attached thereto, dated as of March 12, 2026 (collectively, the “Reorganization Agreement”), by and among the Successor Registrant, the Predecessor Registrant and Deschutes Merger Sub, Inc., an Oregon corporation (“Merger Sub”) and, as of immediately prior to the consummation of the Reorganization, a wholly owned subsidiary of the Successor Registrant, pursuant to which Merger Sub merged with and into the Predecessor Registrant, with the Predecessor Registrant surviving as a wholly owned subsidiary of the Successor Registrant, followed by the conversion of the Predecessor Registrant into an Oregon limited liability company. The Successor Registrant changed its name from “Deschutes Parent, Inc.” to “Digimarc Parent, Inc.” and the Predecessor Registrant changed its name from “Digimarc Corporation” to “Digimarc LLC.”

In accordance with the terms of the Reorganization Agreement, each outstanding share of the Predecessor Registrant’s common stock, $0.001 par value per share (the “Predecessor Common Stock”), was converted into one share of the Successor Registrant’s common stock, $0.001 par value per share, evidencing the same proportional interests in the Successor Registrant and having the same designations, rights, powers and preferences, and the same qualifications, limitations and restrictions as the Predecessor Common Stock immediately prior to the Reorganization. The Successor Registrant adopted organizational documents substantially similar to those of the Predecessor Registrant and assumed certain obligations of the Predecessor Registrant, in each case, to enable the Successor Registrant to offer and sell the securities listed in the Registration Statement on the same terms and conditions as the Predecessor Registrant prior to the Reorganization as required by Rule 414.

In accordance with paragraph (d) of Rule 414, the Successor Registrant hereby expressly adopts the Registration Statement as its own registration statement except as amended by this Amendment, for all purposes of the Securities Act and under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration fees were paid at the time of filing of the original Registration Statement.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution

The information set forth in this item is incorporated by reference from Item 14 of Registration Statement Form S-3, File No. 333-272903, effective as of July 19, 2023.

Item 15.          Indemnification of Directors and Officers

As an Oregon corporation, the Successor Registrant is subject to the Oregon Business Corporation Act (the “OBCA”) and the exculpation from liability and indemnification provisions contained therein. As authorized by Section 60.047(2) of the OBCA, Article IX of the Successor Registrant’s articles of incorporation eliminates the liability of the Successor Registrant’s directors to the Successor Registrant or its shareholders for certain acts or omissions. The Successor Registrant’s articles of incorporation do not eliminate the liability of its directors to the extent that the OBCA does not permit corporations to limit directors’ liability.

Section 60.387 et seq. of the OBCA authorizes corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that the actions taken were in the best interests of the corporation or at least not opposed to the corporation’s best interests and, if in a criminal proceeding, such individual had no reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify a director or officer against liability in connection with a claim by or in the right of the corporation if (i) the director or officer has been adjudged liable to the corporation or (ii) the proceeding charged the director or officer with (and adjudged the director or officer liable for) improperly receiving a personal benefit. Nor may corporations indemnify directors or officers against breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, any unlawful distribution under Section 60.367 of the OBCA, or any transaction from which the director or officer derived an improper personal benefit. The OBCA mandates indemnification against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is entitled to mandatory indemnification, or is otherwise fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of whether the director or officer met the good faith and reasonable belief standards of conduct set forth in the statute.

The OBCA also provides that the statutory indemnification provisions are not exclusive of any other rights directors or officers may be entitled to under a corporation’s articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise. Article VIII of the Successor Registrant’s articles of incorporation and Article V of the Successor Registrant’s bylaws require the Successor Registrant to indemnify its directors, officers, agents and other representatives from losses suffered while acting on behalf of the Successor Registrant. Article VIII of the Successor Registrant’s articles of incorporation and Article V of the Successor Registrant’s bylaws specify that such representatives are to be indemnified to the fullest extent permitted by law, and that their right to indemnification shall not be affected by subsequent amendments to the Successor Registrant’s articles of incorporation or bylaws or the end of the representative’s service to the Successor Registrant.

Section 60.411 of the OBCA also authorizes corporations to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against or incurred by such individual, whether or not the corporation would have the power to indemnify such person against such liability under Section 60.391 or Section 60.394 of the OBCA. The Successor Registrant maintains insurance coverage relating to certain liabilities of directors and officers.

Additionally, the Successor Registrant has entered into indemnity agreements with certain of its officers and directors. The indemnity agreements require the Successor Registrant to, among other things, indemnify the officer or director against all expenses (including attorneys’ fees, judgments, fines and penalties, among others) incurred by such officer or director as a result of being named or threatened to be named as a party to any proceeding as a result of such officer or director’s service in such capacity. The indemnity agreements also require the Successor Registrant to indemnify the officer or director to the fullest extent permitted by law. However, the indemnification agreements prohibit the Successor Registrant from indemnifying any director or officer who is determined to be liable under Section 16(b) of the Exchange Act (or similar provisions of any federal, state or local laws) for an accounting of the profits made on the purchase or sale of shares of the corporation.

Item 16.       Exhibits

(a) Exhibits

Exhibit No.	Description

1.1*	Form of Underwriting Agreement

2.1

Agreement and Plan of Reorganization, dated March 12, 2026, by and among Digimarc Corporation, Digimarc Parent, Inc. (f/k/a Deschutes Parent, Inc.) and Deschutes Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 to the Predecessor Registrant’s Current Report on Form 8-K, filed with the SEC on March 12, 2026 (File No. 001-34108)).

2.2

Agreement and Plan of Merger, dated March 12, 2026, by and among Digimarc Corporation, Digimarc Parent, Inc. (f/k/a Deschutes Parent, Inc.) and Deschutes Merger Sub, Inc. (incorporated by reference to Exhibit 2.2 to the Predecessor Registrant’s Current Report on Form 8-K, filed with the SEC on March 12, 2026 (File No. 001-34108)).

3.1

Articles of Incorporation of Digimarc Parent, Inc. (incorporated by reference to Exhibit 3.1 to Digimarc Parent, Inc.’s Current Report on Form 8-K, filed with the SEC on May 18, 2026 (File No. 001-43301)).

3.2

Amendment to Articles of Incorporation of Digimarc Parent, Inc. (incorporated by reference to Exhibit 3.2 to Digimarc Parent, Inc.’s Current Report on Form 8-K, filed with the SEC on May 18, 2026 (File No. 001-43301)).

3.3	Bylaws of Digimarc Parent, Inc. (incorporated by reference to Exhibit 3.3 to Digimarc Parent, Inc.’s Current Report on Form 8-K, filed with the SEC on May 18, 2026 (File No. 001-43301)).

4.1**	Form of Indenture.

4.2*	Form of Warrant Agreement (including form of warrant).

5.1	Legal Opinion of Perkins Coie LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Perkins Coie LLP (incorporated by reference to Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included as part of the signature page hereto).

25.1***	Form T-1 Statement of Eligibility of Trustee for Debt Securities Indenture under the Trust Indenture Act of 1939.

107**	Filing Fee Table.

*	To be filed by amendment hereto or pursuant to a Current Report on Form 8-K to be incorporated by reference.
**	Previously filed.
***	To be filed pursuant to Rule 305(b)(2) of the Trust Indenture Act of 1939.

Item 17.         Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser,

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on May 18, 2026.

DIGIMARC PARENT, INC.

By:	/s/ Charles Beck
Name:	Charles Beck
Title:	Chief Financial Officer, Treasurer and Secretary

POWER OF ATTORNEY

We, the undersigned officers and directors of Digimarc Parent, Inc., hereby severally and individually constitute and appoint Riley McCormack and Charles Beck, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-3, and all instruments necessary or advisable in connection therewith, and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendments and other instruments.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Riley McCormack	President, Chief Executive Officer and Director	May 18, 2026
Riley McCormack	(Principal Executive Officer)

/s/ Charles Beck	Chief Financial Officer, Treasurer and Secretary	May 18, 2026
Charles Beck	(Principal Financial and Accounting Officer)

/s/ Katie Kool	Chair of the Board of Directors	May 18, 2026
Katie Kool

/s/ LaShonda Anderson-Williams	Director	May 18, 2026
LaShonda Anderson-Williams

/s/ Rishi Bajaj	Director	May 18, 2026
Rishi Bajaj

/s/ Sheila Cheston	Director	May 18, 2026
Sheila Cheston

/s/ Sandeep Dadlani	Director	May 18, 2026
Sandeep Dadlani

/s/ Dana Mcilwain	Director	May 18, 2026
Dana Mcilwain

/s/ Michael Park	Director	May 18, 2026
Michael Park

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